ACQUISITION AGREEMENT

        AGREEMENT made as of the 1st day of October, 2004 between Transportation Logistics Int'l, Inc., a Colorado corporation ("TLI') and the members of J & J MARKETING, LLC ("J&J") who are identified on the signature page of this Agreement (the "Members").

        WHEREAS TLI desired to acquire eighty (80%) percent ownership of J&J, and the Members desire to associate J&J with TLI, on the terms and subject to the conditions herein.

        NOW, THEREFORE, it is agreed:

         1. Assignment of Membership Interests. The Members hereby sell and assign to TLI their respective membership interests in J&J, as follows:

                                 Membership

                      Member  -          Interest to TLI
                     ----------------    ---------------
                     Jane Schub           40% of J&J
                     Michael Schub        40% of J&J

         2. Issuance of Shares. In consideration of the foregoing assignment, TLI will issue to the Members a total of one hundred thousand (100,000) shares of its common stock, no par value (the "Shares"). The Shares will be allocated among the Members in proportion to their membership interests listed above. The Members hereby represent that they are taking the Shares for investment, without a present intention of transferring or distributing the Shares.

         3. Employment. The officers of J&J after completion of this acquisition will be:

                President - Jane Schub
                Chairman - Michael Schub

         4. Option - an option representing the right to purchase, in certain circumstances, an additional interest in J & J in the form of Exhibit A hereto (the "Option")

         5. Representations and Warranties of Members. The Members, jointly and severally, represent and warrant to TLI that:

            a. The membership interests being assigned hereunder together with the twenty (20%) membership interests retained by the Members are all of the membership interests in J&J. There are no liens or encumbrances on any of the membership interests. The copy of the Operating Agreement of J&J attached herewith as Exhibit A is true and complete.

            b. J&J is not party to any litigation, nor has any claim been made against J&J that could result in litigation. J&J is not aware of any investigation by any government agency involving J&J or its business.

            c. J&J owns or has licenses to all of the intellectual property used in its business. To the best knowledge of the Members, the conduct of the business of J&J, as presently conducted, does not violate the intellectual property rights of any person or entity.

            d. The financial statements covering the periods through June 30, 2004 are attached herewith as Exhibit B and are true and correct in all respects.

         6. Representations and Warranties of TLI. TLI represents and warrants to the Members that:

            a. Prior to the issuance of shares hereunder, there were 49,848,347 shares of TLI common stock issued and outstanding.

            b. This agreement and the issuance of the shares undertaken herein has been approved by the Board of Directors of TLI and does not require the approval of the shareholders of TLI. The transactions contemplated by this Agreement will not violate any rule, order or covenant binding on TLI.

            c. TLI has filed all reports with the Securities and Exchange Commission that are required by the Securities Exchange Act of 1934 and the Regulations thereunder.

            d. The common stock of TLI is quoted on the OTC Bulletin Board. TLI has not received notice that the NASD contemplates delisting its common stock from the OTC Bulletin Board,

         IN WITNESS WHEREOF, the parties have made this agreement as of the date written on its first page.

TRANSPORTATION LOGISTICS                       MEMBERS:
INT'L, INC.

By: /s/ Michael Margolies                      /s/ Jane Schub
---------------------------------              ---------------------
Michael Margolies, Chairman                    Jane Schub


                                               /s/ Michael Schub
                                               ---------------------
                                               Michael Schub